Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6417 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces Third Quarter 2006 Results

San Jose, CA, November 7, 2006 – Applied Imaging Corp. (OTC BB: AICX.OB), today announced financial and operating results for the third quarter ended September 30, 2006.

Total revenues for the third quarter 2006 were on plan at $5.1 million, up from $4.9 million in the third quarter of 2005. CytoVision, Ariol and Service revenues were all in line with management’s expectations. Geographically, the Americas and Europe performed well, offsetting softness in Asia Pacific.

Gross margin for the quarter was 63%.

Operating expenses for the quarter, at $3.5 million, were slightly higher than the $3.3 million recorded for the third quarter of 2005. The increase was due to growth in general and administrative (G&A) expenses, primarily attributable to a fairness opinion fee of $300,000 payable to the Company’s financial advisors during the course of recent proposed merger activity. The fairness opinion fee will be fully credited against any commission payable to the Company’s financial advisors upon closing of a successful transaction. G&A expenses were also negatively impacted by a $177,000 increase in legal fees relative to the same quarter last year, also attributable to the recent proposed merger activity. Total one-time operating expenses related to proposed merger activities in the third quarter were $500,000. The Company expects to incur significant additional expenses related to its proposed merger activities in the fourth quarter. Expenses for the CTC initiative were steady at approximately $338,000 for the quarter.

Net loss for the quarter was $275,000 or $(0.05) per share, down slightly from the net loss in the third quarter 2005 of $362,000 or $(0.08) per share.

Commenting on the third quarter results, Applied Imaging’s President and CEO, Robin Stracey, said “We are pleased with our results for the third quarter. It is a testament to the commitment and dedication of our employees that we continue to perform well against our plan in spite of the potential for distraction associated with the proposed merger activity.

Total revenues for the nine months ending September 30, 2006, were $15.0 million, up from $14.7 million in the same period a year ago. Applied Imaging’s net loss for the nine months ending September 30, 2006 was $647,000 or $(0.12) per share compared to a net loss of $1.3 million or $(0.27) per share for the nine months ending September 30, 2005.

Financial Condition

As of September 30, 2006, the Company had cash and cash equivalents of $3.4 million, up from $3.1 million as of December 31, 2005. Working capital totaled $443,000 as of September 30, 2006, compared to $(494,000) as of December 31, 2005.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol® and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

Additional Information and Where to Find It

In connection with a proposed merger transaction, Applied Imaging has filed a proxy statement and will be filing relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APPLIED IMAGING ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Applied Imaging Corp., 120 Baytech Drive, San Jose, CA (Telephone: (408) 719-6400). In addition, documents filed with the SEC by Applied Imaging are available free of charge at the SEC’s web site at www.sec.gov.

- Financial Tables Follow -

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005
Revenues	$5,091	$4,933	$14,989	$14,735
Cost of revenues(a)	1,867	1,746	5,504	5,785

Gross profit	3,224	3,187	9,485	8,950

Operating expenses
Research and development(a)	641	800	2,142	2,555
Sales and marketing(a)	1,376	1,393	4,282	4,115
General and administrative(a)	1,488	1,065	3,745	3,130

Total operating expenses	3,505	3,258	10,169	9,800

Operating loss	(281)	(71)	(684)	(850)
Other income/(expense) and provision for taxes	6	(291)	37	(459)

Net loss	$(275)	$(362)	$(647)	$(1,309)

Net loss per share - basic and diluted(b)	$(0.05)	$(0.08)	$(0.12)	$(0.27)

Weighted average shares outstanding - basic and diluted (c)	5,589	4,784	5,377	4,779

__________
(a) Stock compensation expense was allocated as follows:

Cost of revenues	$8		$30
Research and development	31		108
Sales and marketing	20		61
General and administrative	84		239

Total stock compensation expense	$143		$438

(b)	Prior to January 1, 2006, the Company accounted for stock compensation under Accounting Principles Board, Opinion No. 25, “ Accounting for Stock Issued to Employees” (“APB 25”). In accordance this APB 25, the Company used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 the Company accounts for stock compensation expense under the fair value method. As the Company adopted the modified prospective transition method, results of the prior period have not been restated under the fair valued method for GAAP purposes. The Company previously applied APB 25 and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”
(c)	All share and per share common stock information in this Press Release reflects a 1-for-4 reverse stock split of the common stock effected May 20, 2005.

Selected Consolidated Balance Sheets Data

(Unaudited, in thousands)

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$3,355	$3,136
Restricted cash	$168	$172
Working capital	$443	$(494)
Total assets	$12,339	$12,528
Total stockholders’ equity	$3,211	$2,353

*	Note: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.